AMERICAN   GENERAL    FINANCE
 P. O. BOX 59
 EVANSVILLE, IN 47701

NEWS RELEASE

Contact:     Bryan A. Binyon, Treasurer
(812) 468-5195

AMERICAN GENERAL FINANCE CORPORATION
 REPORTS INCREASED EARNINGS
FOR SECOND QUARTER 1998

Highlights for the quarter:
Operating earnings increase 9%
Total portfolio grows
Credit quality strengthens

EVANSVILLE, IN, JULY 28, 1998 - American General Finance Corporation reports second quarter 1998 operating earnings of $47 million, a 9% increase over the same period last year. The improved results are attributable to continued asset growth and improved portfolio credit quality.

Finance receivables grew by more than $500 million during the second quarter bringing total net receivables to more than $8.4 billion. The growth was led by an increase in real estate receivables, which represent 55% of American General Finance's total receivables portfolio as of June 30, 1998.

Continued credit quality improvements were a significant contributor to the earnings increase as net charge-offs for the quarter improved to 2.63% compared to 3.70% for the second quarter 1997. The 60-day+ delinquency ratio also improved to 3.45% at June 30, 1998 compared to 3.52% at March 31, 1998. The allowance for losses at June 30, 1998 remained strong at 4.21%.

Management believes the strong results for 1998 evidence the success of the company's past and current focus on quality growth. With a network of nearly 1,300 branches and its strengthened operations and technology, American General Finance is well positioned for continued profitable growth and favorable returns in today's highly competitive financial services industry.


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $10.0 billion and operates 1,299 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million low-to-middle income American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report and elsewhere (such as other filings by the company with the Securities and Exchange Commission, press releases, presentation by the company or its management, or oral statements) relative to markets for the company's products and trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from these included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets and interest rates;
(2) customer responsiveness to both new products and distribution channels;
(3) competitive, regulatory, or tax changes that affect the cost of or demand for the company's products; (4) the company's ability to render its computer systems Year 2000 compliant; (5) adverse litigation results or resolution of litigation, including market conduct litigation; and other cost-saving initiatives. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)

                    For the Three Months     For the Six Months
                        Ended June 30            Ended June 30
                        1998     1997            1998     1997

 Total Revenues          $393    $377            $779     $757

 Interest Expense         122     110             241      220
 Operating Expenses       124     115             247      229
 Provision for Finance Receivable
     Losses                50      62              98      128
 Insurance Benefits
     and Losses            22      22              44       46

Total Expenses           $318     $309           $630     $623

Pretax Operating Earnings  75       68            149      134
 Income Tax Expense        28       25             56       49

Operating Earnings         47       43             93       85

Loss on Sale of Non-Strategic
    Assets                  -      (27)             -      (27)

Net Income                $47      $16            $93      $58

 Finance Charge Yield      16.11%   16.94%         16.29%   17.01%
 Charge-off Ratio           2.63%    3.70%          2.67%    3.77%
 Risk-Adjusted Yield       13.48%   13.24%         13.62%   13.24%

 Return on Assets           1.96%    0.70%          1.97%    1.25%

 Return on Equity          13.27%    4.69%         13.23%    8.48%

 AT:                            06/30/98       06/30/97

Total Assets                    $9,956          $8,643

 Real Estate Loans               4,649          3,608
 Non-Real Estate Loans           2,516          2,448
 Retail Sales Finance            1,273          1,171
Total Net Finance Receivables   $8,438          $7,227

 Allowance for Finance
     Receivable Losses                     2Q98          2Q97

Balance at Beginning of Period             $358          $380
Provision for Finance Receivable
      Losses                                 50            62
Charge-offs, Net of Recoveries              (52)          (66)
Balance at End of Period                   $356          $376

                                          06/30/98     06/30/97
 Allowance as a % of
   Net Finance Receivables                4.21%          5.20%


 60-Day+ Delinquency Ratios               06/30/98     06/30/97
 Real Estate Loans                        2.75%          2.46%
 Non-Real Estate Loans                    5.29%          6.00%
 Retail Sales Finance                     2.15%          2.64%
 Total Net Finance Receivables            3.45%          3.74%